Exhibit 99.1

MOTHERS WORK, INC.
CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS TOTAL SALES

INCREASE OF 11.4% FOR JUNE 2005

Philadelphia, PA, July 7, 2005 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that net sales for the month of June 2005 increased 11.4% to $46.3 million from $41.6 million reported for the month of June 2004.  Comparable store sales for June 2005 decreased 0.5% (based on 996 locations) versus a comparable store sales decrease of 10.9% (based on 881 locations) for June 2004.  During June 2005, the Company opened 1 store, which was a multi-brand store, and closed 4 stores, with 1 of these store closings related to multi-brand store openings.  The Company ended the month with 857 stores and 1,593 total retail locations, compared to 883 stores and 1,109 total retail locations at the end of June 2004.  The significant increase in the Company’s total retail location count compared to a year ago resulted predominantly from the expansion of the Company’s proprietary Two Hearts™ Maternity collection to an additional 497 Sears® locations during late March 2005, bringing the total number of Sears maternity leased departments operated by the Company to 569 locations.

Net sales increased 9.4% to $152.7 million for the third quarter of fiscal 2005 ended June 30, 2005, from $139.6 million for the same period of the preceding year.  Comparable store sales decreased 1.9% during the third quarter of fiscal 2005 (based on 978 locations) versus a comparable store sales decrease of 5.0% during the third quarter of fiscal 2004 (based on 855 locations).  The increase in net sales for the month of June, as well as for the third quarter, was driven by sales from the Company’s new Oh Baby! By Motherhood™ licensed arrangement with Kohl’s®, which launched during the second quarter of fiscal 2005, and sales from the expansion of the Company’s proprietary Two Hearts™ Maternity collection to an additional 497 Sears® locations during late March 2005.  For the quarter ended June 30, 2005, the Company opened 5 stores, including 3 multi-brand stores, and closed 17 stores, with 4 of these store closings related to multi-brand store openings.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “Our sales were very strong during the first half of June, with our comparable store sales for the first half of June consistent with our prior guidance of a comparable store sales increase of between 3% and 6% for the month, reflecting more favorable weather and the benefit of pent-up demand for warm weather merchandise after the weak sales of such seasonal merchandise in May.  However, our sales results weakened significantly during the second half of June, such that our full month comparable store sales for June decreased 0.5%, lower than our prior guidance of a 3% to 6% comparable store sales increase for the full month.  As a result, our sales for the third quarter of $152.7 million were lower than our prior guidance of approximately $157 million of sales, with our comparable store sales decrease of 1.9% for the quarter falling short of our prior guidance for third quarter comparable store sales of between down 1% and up 1%.  With this lower than planned sales for the quarter, offset somewhat by lower than planned operating expenses, reflecting continued tight expense controls, we expect our third quarter reported earnings to be at the bottom end of our prior guidance for diluted earnings per common share of between $1.00 per share and $1.20 per share.  Although we are not satisfied with our 1.9% comparable store sales decrease for the third quarter, we are pleased to see the significant rebound in our sales in June compared to our very weak sales in May, and the continued improvement from our comparable store sales decrease of 4.2% for the first quarter this year (October through December) and our comparable store sales decrease of 3.0% for the second quarter this year (January through March).  We will report our results for our third quarter on July 26, 2005, at which time we will provide additional information related to our results for the third quarter and our future financial guidance, and will host an investor conference call.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of June 30, 2005, Mothers Work operates 1,593 maternity locations, including 857 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and 736 leased departments, and sells on the web through its DestinationMaternity.com, maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding lease accounting and restatements of historical financial statements and expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.